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                                                                  Exhibit (a)(5)

                               FORWARD FUNDS, INC.

                             ARTICLES SUPPLEMENTARY

     Forward Funds, Inc., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended, (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to the authority granted to the Board of Directors of the Corporation (the "Board") in Article V, Section 5.2 of the Corporation's Charter, the Board, by resolutions adopted by the Board at a meeting duly convened and held on December 5, 2002, has classified, established and designated 250,000,000 shares of the Corporation's authorized and unissued stock into the classes of common stock listed below, in the amounts indicated for each class:

                                                    Number of Shares
                  Name of Portfolio                   (in Millions)

The Forward Hoover Mini-Cap Fund (Investor Class)          50

Sierra Club Balanced Fund (Investor Class)                200

     SECOND: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of each of said classes shall be as set forth in
Article V of the Corporation's Charter and shall be subject to all provisions of the Corporation's Charter relating to shares of the Corporation generally.

     THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

     FOURTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

     IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and attested to by its Secretary on December 5, 2002.
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ATTEST:                                      FORWARD FUNDS, INC.


/s/ Linda J. Hoard                           By: /s/ J. Alan Reid, Jr.
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Linda J. Hoard                                   J. Alan Reid, Jr.
Secretary                                        President